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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                   FINAL TERMS NO. 1734 DATED 05 OCTOBER 2007

                         QUEENSLAND TREASURY CORPORATION


                     ISSUE OF $1,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017, CURRENTLY TOTALING A$ 1,080,895,000.00 (A$ 1,080,895,000.00 INCLUDING BUY BACKS)


                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.        Issuer:                             Queensland Treasury Corporation
    (i)
    (ii)  Guarantor:                          The Treasurer on behalf of the Government of
                                              Queensland

2.        Benchmark line:                     2017
                                              (to be consolidated and form a single
                                              series with QTC 6% Global A$ Bonds
                                              due 14 September, 2017 , ISIN
                                              US748305BG31)

3.        Specific Currency or Currencies:    AUD ("A$")

4.  (i)   Issue price:                        96.648%

    (ii)  Dealers' fees and                   No fee or commission is payable in respect of the
          commissions paid by                 issue of the bond(s) described in these final terms
          Issuer:                             (which will constitute a "pricing supplement" for
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                                              purposes of any offers or sales in the United States or to U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC
                                              Offshore and Onshore Fixed Interest Distribution Group Operational Guidelines.

5.        Specified Denominations:            A$1,000

6.  (i)   Issue Date:                         09 October 2007

    (ii)  Record Date (date on and from       6 March/6 September. Security will be ex-interest on and from 7 March/7 September which security is Ex-interest):


    (iii) Interest Payment Dates:             14 March/14 September

7.        Maturity Date:                      14 September 2017

8.        Interest Basis:                     6 per cent Fixed Rate

9.        Redemption/Payment Basis:           Redemption at par

10.       Change of Interest Basis            Not Applicable
          or Redemption/Payment Basis:

11  (i)   Status of the Bonds:                Senior and rank pari passu with other senior, unsecured debt obligations of
                                              QTC

    (ii)  Status of the Guarantee:            Senior and ranks pari passu with all its other unsecured obligations

12.       Method of distribution:             Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note
          Provisions Applicable

    (i)   Rate(s) of Interest:                6 percent per annum payable semi-annually in arrears

    (ii)  Interest Payment Date(s):           14 March and 14 September in each year up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):             A$30 per A$1,000 in nominal amount


    (iv)  Determination Date(s):              Not Applicable

    (v)   Other terms relating to             None
          the method of calculating
          interest for Fixed Rate Bonds:
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                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:           A$1,000 per bond of A$1,000 Specified Denomination (N.B. If the Final
                                             Redemption Amount is different from 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply and the
                                             Issuer will prepare and publish a supplement to the prospectus supplement)

15.       Early Redemption Amount(s)         Not Applicable
          payable on redemption for
          taxation reasons or on event
          of default and/or the method of
          calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                     Permanent Global Note not exchangeable for Definitive Bonds

17.       Additional Financial               Not Applicable
          Centre(s) or other special
          provisions relating to
          Payment Dates:

18.       Talons for future                  No
          Coupons or Receipts to
          be attached to Definitive
          Bonds (and dates on which
          such Talons mature):

19.       Other terms or special conditions: Not Applicable

                                  DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:          05 October 2007

    (iii) Stabilizing Manager(s) (if         Not Applicable
          any):
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21.       If non-syndicated, name             Australia and New Zealand Bank Group
          and address of relevant             530 Collins St
          Dealer:                             Melbourne VIC 3000

          Whether TEFRA D or                  TEFRA Not Applicable
          TEFRA C rules
          applicable or TEFRA
          rules not applicable:

23.       Additional selling restrictions:    Not Applicable
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LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:  ----------------------
         Duly authorized

                           PART B - OTHER INFORMATION
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1.     LISTING AND ADMISSION
       TO TRADING

 (i)   Listing:
                                              Bourse de Luxembourg.

(ii)   Admission to trading:                  Application has been made for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.     RATINGS

       Ratings:                               The bonds to be issued have been rated:

                                              S&P:              AAA
                                              Moody's:          Aaa

                                              An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard &
                                              Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.
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                                              Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                              A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.  Each rating should be evaluated independently of any other rating.
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3.        INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.        REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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(i)       Reasons for the Offer:              See "Use of Proceeds" section in the prospectus supplement.

(ii)      Estimated net proceeds:             Not Applicable.

(iii)     Estimated total expenses:           Not Applicable.

5.        YIELD

          Indication of yield:                6.52%

                                              Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                              The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.        OPERATIONAL INFORMATION

(i)       ISIN Code:                          US748305BG31

(ii)      Common Code:                        027594204

(iii)     CUSIP Code:                         748305BG3

(iv)      Any clearing system(s) other        Not Applicable
          than Depositary Trust Company,
          EuroclearBank S.A./N.V. and
          Clearstream Banking, societe
          anonyme and the relevant
          identification number(s):

(v)       Delivery:                           Delivery free of payment

(vi)      Names and addresses of additional   Not Applicable
          Paying Agent(s) (if any):
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